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NEWS RELEASE



BAKER HUGHES NAMES MICHAEL E. WILEY NEW CEO

Houston, Texas -- July 19, 2000. Baker Hughes Incorporated,
(NYSE:BHI)(PCX:BHI)(EBS:BHI), announced today that Michael E. Wiley, 49, will become its chairman of the board, president, and chief executive officer on August 14, 2000. The appointment concludes the company's search for a new chief executive, which began in February 2000.

Mr. Wiley was president and chief operating officer of Atlantic Richfield Company (ARCO) until completion of its sale to BP Amoco in May 2000. Previously, he served as chairman, president, and chief executive officer of Vastar Resources, Inc., a publicly traded independent oil and gas company in which Arco held a majority interest.

Mr. Wiley began his 28-year career with ARCO in 1972 as a drilling engineer. He served in numerous engineering and operational assignments in ARCO's lower 48, Alaska and international oil and gas operations. He also managed ARCO Oil and Gas's planning function, and, later headed the corporation's exploration and production technology organization. He became president of ARCO Oil and Gas in 1993.

Mr. Wiley earned a B.S. degree in petroleum engineering from the University of Tulsa in 1972 and an M.B.A. degree from the University of Dallas in 1982.

Victor G. Beghini, chairman of the search committee of the Baker Hughes board, commented, "Mike Wiley is a strong leader and a tough-minded businessman, with hands-on technical and operating knowledge of the oil field. At Vastar, he demonstrated that he could mobilize people, assets, and technology to achieve change, growth, and solid profitability. Mike clearly has the qualities we were looking for in our CEO search."

"I have long respected the products and services of Baker Hughes," Mr. Wiley said. "I am looking forward to working closely with our employees, customers, and stockholders as we become the premier performer in our industry."

In a related matter Lester M. Alberthal, Jr. and Joe B. Foster agreed to serve as directors of Baker Hughes until the April 2001 annual meeting of stockholders. Having completed their ten-year "term limit" in April 2000, they previously had stated their intention to resign from the board upon the selection of a new CEO. Mr. Wiley and members of the board requested this extension to assure continuity during the CEO transition.

Mr. Foster will continue to serve as interim chairman, president, and CEO until Mr. Wiley reports to work on August 14, 2000.

Baker Hughes is a leading supplier of reservoir-centered products, services and systems to the worldwide oil and gas industry.

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                      NOT INTENDED FOR BENEFICIAL HOLDERS

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